                                                                   EXHIBIT 10.12

                                  AGREEMENT
                                   REDACTED


THIS AGREEMENT is made the 11th day of October, 1996

B E T W E E N:

1. MSU (UK) Limited, a United Kingdom Company having its registered office at Elder House, 525 to 528 Elder Gate, Central Milton Keynes, MK9 1LR, England ("MSU") and

2. Mitac Inc., a Republic of China Corporation, having its principal place of business at 8F, No 77, Sec 3, Ming Sheng Road, Taipei, Taiwan, Republic of China ("Mitac").

RECITALS

(a) MSU is the owner of the Intellectual Property Rights in the ISP Chip Set and the Product.

(b) MSU desires to purchase in a fully manufactured form the Product from Mitac.

(c) Mitac desires to license and MSU agrees to grant a license on a non-exclusive basis to;

         (i) manufacture the Product whether by itself or authorised agents or on behalf of MSU and to

         (ii) distribute the Product on a non-exclusive basis whether by itself or authorised agents or OEM customers.

(d) The Parties agree to share net revenue from sales of the Product whether by MSU or its OEM customers or by Mitac or its authorised agents or OEM customers upon the basis set out in this Agreement.

(e) To facilitate early production of the product by Mitac both parties agree to complete the further actions contemplated by this Agreement without delay.

(f) The Parties have agreed to enter into the commitments of this Agreement and regulate their rights in the manner appearing below.

IT IS AGREED as follows:

1.       Interpretation

         1.1 "Base Cost" shall mean the cost of manufacture of the Product according to the bill of materials and direct labours and the overhead direct related to the Product mutually agreed by both Parties hereto as may be varied from time to time by the Sub Group. Save for the Royalty set out below neither party shall attribute any share of its own over head costs to the Base Cost.

         1.2 "Intellectual Property Rights" (IPR's) shall mean industrial and other rights in the Product and ISP Chip Set including but not limited to copyright, confidential




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                 information, patents and the right to apply for patents,
                 protected designs (whether registered or not) semi conductor and topography rights and technical know-how.

         1.3 "ISP Chip Set" shall mean the MSU proprietary Internet Services Processor as described in the ISP Chip Set reference manual.

         1.4     "Know-how" shall mean:

                 1.4.1    Pre-production drawings for the Product;

                 1.4.2 Layout and other documents for manufacturing assembling and testing the product

                 1.4.3 Purchasing specifications for components of the Product;

                 1.4.4    Test specifications for manufactured items;

                 1.4.5 Documents relating to installation, maintenance, factory operations, data testing and training;

                 1.4.6 Drawing specifications and information for the manufacture or procurement of all production tools, gauges, inspection equipment and accessories required for the manufacture of the Product;

                 1.4.7 Specifications of machine tools and accessories required for the manufacture of the Product together with written advice on their ordering selection and procurement;

                 1.4.8 Technical assistance and training in the implementation of all of the foregoing in accordance with an agreed detailed program.

         1.5 "Product" shall mean the MSU proprietary Internet Access Device incorporating the ISP Chip Set and Software.

         1.6 "Selling Price" shall mean the notional Selling Price of the Product mutually agreed by both Parties, after review by the Sub Group.

         1.7 "Software" shall mean MSU proprietary Internet Access Device software including, Browser, E-Mail, printer driver and enhancements.

         1.8 "The Sub Group" shall mean a Group which unless otherwise agreed by the parties shall consist of three number representatives of each Party. The Parties agree that the Sub Group shall meet at least four number times a year during the term of this Agreement at a venue to be agreed between the Parties.

                 1.8.1 The Sub Group's responsibilities shall be in relation to:





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                                          *CONFIDENTIAL PORTION HAS BEEN OMITTED
                                        AND FILED SEPARATELY WITH THE COMMISSION

                          1.8.1.1 The review and determination on an Open Book
                                  manufacturing basis of the Base Cost from time to time to be determined in the light of then existing component costs and global market conditions;

                          1.8.1.2 The review and determination of the Selling
                                  Price from time to time to be determined in the light of then existing component costs and global market conditions.

                 18.2 The Sub Group shall have a right of access to all information concerning sourcing and cost of components used in the manufacture of the Product, and alternative quotations or quotes regarding alternative sourcing of components and this decision shall be made in the light of the then existing component costs and global market conditions.

         1.9 "Open Book Manufacturing" shall mean the manufacture of the product by Mitac at the Base Cost giving full access to MSU and/or the Sub Group to all component sourcing quotation and pricing details.

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.

         1.10 "The Royalty" shall mean the sum of US $ * per unit to be incorporated into the Base Cost. The Royalty shall be in relation to software and shall be paid to MSU at the end of the month in which a unit of the Product is shipped.

         1.11 "Technical Information" shall mean technical knowledge and data specifications of materials and the manufacturing techniques and other information of a secret and confidential nature in existence at the date of this Agreement which are necessary to enable Mitac to manufacture the Product properly and efficiently in reasonable quantities of a standard and quality required by this Agreement.

2.       Commencement Date and Term

         2.1 This Agreement shall be effective upon execution by the authorised representative of both Parties on the date first above shown.

         2.2 The term of this Agreement shall be for an initial period of eighteen months from the commencement date and shall renew for further periods of one year unless three months prior notice in writing of termination is given by either Party.

3.       Grant of License

         3.1 MSU hereby grants Mitac a non-exclusive license to make and have made and/or distribute and sell the Product during the continuance of this Agreement using for this purpose (but not further or otherwise) the ISP Chip Set the Software the Intellectual Property Rights and the Know-How.





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
         3.2 Engagement by Mitac of component suppliers, manufacturing sub-contractors and agents who will have access to Technical Information shall be subject to the prior approval of MSU. Such approval shall not be unreasonably withheld provided the provisions of Clause 3.3 herein are complied with.

         3.3 Mitac shall ensure that all component suppliers, manufacturing sub-contractors and agents who will have access to Technical Information shall enter into direct covenants of confidentiality with MSU in the form of the Confidentiality and Trust Agreement set out in Schedule A hereto.

4.       Improvements

         4.1 It is anticipated that MSU will continue to develop the Product. Improvements arising from the developments carried on by MSU shall remain it's exclusive property.

         4.2 MSU shall forthwith disclose to Mitac in confidence and in sufficient detail to allow evaluation, all improvements that it might develop during the term of this agreement that may materially enhance the commercial value or potential of the Product.

         4.3 In the event of any MSU improvements being adopted by Mitac in the manufacture of the Product where royalties or license fees are payable to third parties, such additional payments shall be reimbursed to MSU or added to the Base Cost as appropriate.

5.       Manufacture (General)

         5.1 It is the intention of the Parties that the Product will be manufactured to the agreed specification by Mitac for the supply to both Parties and their OEM customers.

         5.2 Mitac may sub-contract the whole or any part of the manufacturing process but always subject to Clause 3.2 and 3.3.

         5.3     Suppliers and Subcontractors.

                 5.3.1 Mitac shall use all necessary efforts to ensure that any component supplier, sub-contractor or manufacturing agent with access to the Product, the ISP Chip Set, the Software, IPR's or Technical Information will not modify, reverse, engineer, decompile, and or disassemble the Product.

                 5.3.2 Mitac shall not mask, modify or suppress any copyright notices or any other proprietary right notices. Furthermore Mitac shall not unload, decode, password any part of the Product or render any part of the Product to any third party for unauthorised use or reverse engineering.





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                                          *CONFIDENTIAL PORTION HAS BEEN OMITTED
                                        AND FILED SEPARATELY WITH THE COMMISSION

         5.4     Technical Support

                 5.4.1 MSU shall support Mitac. MSU shall provide technical support in relation to the Technical Information
                                 *      provided that Mitac shall treat such
                          information as trade secrets and shall not disclose such information to any third party without prior written consent of MSU or pursuant to the terms of clause 3.3 above.

                 5.4.2 Mitac shall return to MSU all of the Technical Information provided with all copies or duplicate documentation on the expiry or termination date of this Agreement.

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                            SEPARATELY WITH THE COMMISSION.

                 5.4.3    MSU agrees to provide the ISP Chip Set to Mitac
                                 *            during the contract period.

6.       Manufacture for MSU / OEM customers

         6.1 Mitac shall undertake MSU and/or MSU customers reasonable obligations in relation to quality control.

         6.2     Payment and Price.

                 6.2.1 Mitac shall supply the product to MSU and its OEM customers finished and packaged FOB Taiwan as defined by Incoterms 1990 Edition, issued by the International Chamber of Commerce at the Selling Price.

                 6.2.2 Payment. MSU shall make payment for supply of Product to MSU or its OEM customers by either:

                          (I) irrevocable letter of credit in favour of Mitac. Payment shall be made in an amount for each purchase order which shall be net of the Royalty and the share of profit referred to in clause 9.1.1, or;
                          (ii) where ISP Chip Sets or other components used in the manufacture of the Product are supplied by MSU to Mitac, MSU may at it's option add the costs of the Royalty and MSU's share of profit referred to in clause 9.1.1 to the invoice for such component supply.

                 6.2.3 MSU shall pay all taxes relating to Royalty. Mitac may deduct such taxes from the amount owed to MSU and pay them to the appropriate tax authority, provided, however, that Mitac shall promptly secure and deliver to MSU an official receipt for such taxes withheld or other documents necessary.





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
                                          *CONFIDENTIAL PORTION HAS BEEN OMITTED
                                        AND FILED SEPARATELY WITH THE COMMISSION
7.       Confidentiality

         7.1 Each Party will enter into a Trust and Confidence Agreement in the form set out in Schedule A regulating to the fullest extent allowed by the law the respective responsibilities and duties of confidentiality governing the ISP Chip Set, the Software, IPR's, Know-How and Technical Information, the subject of this Agreement.

         7.2 Mitac undertakes to ensure that all employees, suppliers, sub-contractors, sub-licensees and any other persons or organizations who it is reasonable to contemplate having access to the IPR's, Know-How or Technical Information will covenant directly with MSU in the same terms as the Trust and Confidence Agreement.

8.       Royalty

         8.1     MSU shall be paid by Mitac a Royalty of $  *    (US) for each
                 unit of the Product manufactured and shipped.

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.

         8.2     For the avoidance of doubt:

                 8.2.1 The Royalty shall remain at $* (US) throughout the term of this Agreement and any extension thereof and shall be included as one of the costs to be taken account of by the Sub Group in the calculation of the Base Cost.

                 8.2.2 As the Royalty will be included in the Base Cost the Royalty shall also be payable in relation to orders of product from MSU and/or its OEM customers.

         8.3 Mitac agrees to keep true and accurate records and books of account containing all the data necessary for the determination of the Royalty payable under Clause 8.1 which records and books of account shall upon reasonable notice of MSU be open at all reasonable times during business hours for inspection by MSU or an independent accountant selected by MSU and acceptable to Mitac (which acceptance should not be unreasonably withheld) for the purpose of verifying the accuracy of Mitac's report hereunder. MSU shall be solely responsible for the costs of the accountant unless the accountant certifies that any reports are inaccurate in any material respect in which even Mitac shall reimburse MSU for its costs.

         8.4 Mitac shall submit to MSU within fourteen days of the end of each calendar month a statement setting forth with respect to its operations hereunder during that period setting out in particular:

                 8.4.1    The quantity of Product made;





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                  *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                             SEPARATELY WITH THE COMMISSION
                 8.4.2    The quantity of Product shipped;

                 8.4.3 The sequential serial numbers of all items made or shipped.

         8.5 Mitac agrees to maintain confidential all financial information received with respect to MSU's operations pursuant to this Agreement and in particular the sub clauses of this Clause 8.

9.       Division of Profit

         9.1 Profit shall be calculated after the deduction of the Base Cost from the Selling Price. The profit shall be divided as
                 to MSU      *   % (    *   per cent) Mitac   * % ( *   per
                 cent)

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.
         9.2 Inter Parte accounts will be prepared upon a monthly basis by an international firm of accountants to be nominated and agreed between the Parties. The calculations shall be monitored by the Sub-Group.

         9.3 The accountants appointed pursuant to Clause 9.2 above shall certify the payment due by one Party to the other. Such payments shall be made within fourteen days of the date of the certificate of the accountants.

         9.4 Sales to third parties will be made at a minimum of the Selling Price. In the event that either party agrees to sales being made at less than the Selling Price the whole of the difference between the Selling Price and the lower sale price then agreed shall be a charge against the share of profit of the Party that has agreed sales at less than the Selling Price and its share of profits shall be reduced accordingly unless otherwise agreed by the other Party in writing.

         9.5 Each Party shall use its best endeavours to promote sales of the Product and to make sure that its OEM customers will have the Product manufactured in the manner contemplated by this Agreement.

         9.6 MSU contemplate that Mitac may introduce the Product to other third party companies who may wish to OEM manufacture subject to license from MSU. Where a license to manufacture is granted by MSU to such third party company, MSU shall pay to
                 Mitac a commission calculated at the rate of  * % (  *   per
                 cent) of the selling amount for each ISP Chip Set supplied to such third party.

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.
10.      Marks

         10.1 It is anticipated that from time to time the Product will carry a distinctive mark or logo together with an acknowledgement of MSU design and ownership of rights. Such marks will be carried on the packaging of the Product.





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                                          *CONFIDENTIAL PORTION HAS BEEN OMITTED
                                        AND FILED SEPARATELY WITH THE COMMISSION
         10.2 Mitac shall leave in position and not cover or erase any notices or other marks (including without limitation details of patents or trademark or copyright relating to the Product or its ownership by MSU which MSU may reasonably insist are placed or fixed to the Product or their packaging supplied pursuant to this Agreement).

11.      MSU Obligations

         11.1    MSU shall forthwith supply          *        :

                 11.1.1   One engineering prototype sample;
                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.
                 11.1.2          *          samples of its proprietary ISP Chip
                          Set       *    for the purposes of the development of
                          prototypes by Mitac pursuant to Clause 12.1.1 herein.

         11.2    MSU will supply at    *   , assistance in design and supplying
                 services of one engineer to assist in the setting up of the manufacturing process.

12.      Obligations of Mitac

         12.1    Mitac shall:

                 12.1.1   Develop    *    prototypes of the product free of
                    charge as soon as commercially possible.

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.
                 12.1.2   Make    *    of the prototypes available to MSU.

         12.2 In consideration of the premises of this Agreement Mitac will set up at its own cost production of the Product including all tooling production facilities, packaging and art work.

         12.3 Prior to setting up for volume production Mitac will entertain a commitment to orders from MSU for the first production units for delivery after two months of receipt of an irrevocable letter of credit.

         12.4 Priority shall be given to the manufacture of MSU orders over manufacture of Mitac or Mitac's OEM customer orders.

13.      Interest

         13.1 All sums due from either of the Parties to the other which are not paid on the due date shall bear interest from day to day at the annual rate of 1.5% (three per cent) over the current National Westminster Bank Plc daily base rate with a minimum of 8% (ten per cent) per annum.





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                                          *CONFIDENTIAL PORTION HAS BEEN OMITTED
                                        AND FILED SEPARATELY WITH THE COMMISSION
14.      Warranty

         14.1 Mitac warrants that the Product hardware will conform to the agreed specification and will be free from all defects in material and workmanship for a period of 14 months commencing from the date of manufacture.

         14.2 Provided MSU notifies Mitac promptly in writing of any defect or nonconformity. Mitac shall, at Mitac's expense, promptly repair or replace such defective Product in Mitac facilities.

         14.3 MSU warrants that the Product's software conform to the specification contained in the Product's documentation. If the Product software fails to conform to the specification, Mitac may report such deviations to MSU in writing, then MSU shall correct such deviation within thirty (30) days and
                 update the software for customer at      *      .

                 *CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION.

15.      Indemnities

         15.1 MSU shall indemnify and hold harmless Mitac against claims, costs and expenses that Mitac or its OEM customers may incur in connection with any claim of infringement of the third party IPR's caused by or arising out of the manufacture, importation, possession, sale or use of the Product.

         15.2 Mitac shall fully indemnify and hold harmless MSU against any claims or actions brought by third parties against MSU due to defects in the Product. This indemnity shall include all costs and expenses of refuting defending or setting any claims as well as any damage or compensation ordered to any third party by any Court.

         15.3    Mitac shall have no liability for any claim or suit where:

                 (i) Infringement is primarily attributable to Mitac's incorporation of MSU supplied designs into the Product;

                 (ii) such claim or suit would have been avoided but for the combination, operation or use of the Product with devices, parts or software not supplied by Mitac or its subcontractors;

                 (iii) such claim or suit would have been avoided but for the modification or alteration of the Product by MSU or a third party.

16.      Termination

         16.1 Notwithstanding the provisions of clause 2, either party may by notice in writing to the other terminate this Agreement immediately upon the happening of any one of the following events:





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
                 If either party shall become bankrupt or be wound up or make any arrangement or composition with its creditors.

         16.2 If Mitac attempts or purports to assign or transfer this Agreement without MSU's prior written consent.

         16.3 If either Party's ability to carry out its obligations hereunder is prevented or substantially interfered with for any reason whatsoever (whether or not within the control of that Party) including without limitation by reason of any regulation, law, decree or any act of state or other action of a government.

17.      Limitation of Liabilities

         17.1 Force Majeure. Neither party shall be liable to the other for any delay, loss, damage or injury caused by acts of God, governmental order or regulation, restraining imposed by governmental action, national strikes, commotion, riots, war, war like situations, hostilities, governmental disposal, mobilisation, blockage, embargo, custody, revolution, fire, earthquake, tornado, explosion, storm, flood or for any other cause beyond its reasonable control (hereinafter referred to as Force Majeure).

                 17.1.1 Notification of such delay arising solely from circumstances attributable to the Force Majeure shall be given as soon as possible and followed in writing to the other party within seven days of the occurrence of such an event.

                 17.1.2 Should any failure of performance persist for more than forty-five days MSU may by written notice to Mitac forthwith cancel the particular order or part thereof of effected and such cancellation shall be without any liability on the part of MSU to pay for any costs or cancellation charge arising from such cancellation.

         17.2 If any section or sub section of this Agreement is found by competent authority to be void, voidable, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

         17.3 No agency or Partnership. The Parties are not partners or joint venturers nor is one Party entitled to act as the agent of the other (unless specifically authorised in writing) nor shall either Party be liable in respect of any representation, act or omission of the other Party of whatever nature.

         17.4 Whole Agreement. This Agreement contains the whole agreement between the Parties and supersedes any prior written or oral agreements between them in relation to its subject matter and the Parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated into this Agreement.





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
         17.5 No Modification. This Agreement may not be modified except by an instrument in writing signed by both of the Parties or their duly authorised representatives.

         17.6 Survival of Terms. The warranties and indemnities and obligations of confidentiality contained in this Agreement and the provision for payment of and accounting in respect of continuing fees and other sums due to either party under this Agreement shall survive the termination or expiry of this Agreement.

         17.7 Governing Law. Where either Party has any complaint of the other under this Agreement it may at it's option commence proceedings in any Court of competent jurisdiction in either London or Taipei.

SIGNED   /S/                            SIGNED    /S/
      ---------------------------              ---------------------------
AUTHORISED REPRESENTATIVE               AUTHORISED REPRESENTATIVE
OF MSU (UK) LIMITED                     OF MITAC INC





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
                                   SCHEDULE A

                         TRUST AND CONFIDENCE AGREEMENT

This Trust and Confidence Agreement is made the  Day of         199


BETWEEN


(1) MSU (UK) Limited whose registered office is at Elder House, 526 to 528 Elder Gate, Central Milton Keynes, United Kingdom ("MSU").

(2) a corporation organized under the laws of whose principal place of business is at (the "Recipient").

RECITALS

(a) MSU has developed a product for accessing the Internet incorporating its Proprietary Internet Services Processor, Chip Set, and software (the "Product") and is the owner of confidential information relating to the product and of intellectual property rights therein.

(b) To enable the Recipient to evaluate the product with a view to taking a license to either:

         (i)     component supply, or;
         (ii)    manufacture, and/or;
         (iii)   sell the same

         MSU is willing to disclose information relating to the product to the Recipient under conditions of confidentiality.

OPERATIVE PROVISIONS

1.       INTERPRETATION

         1.1 For the purposes of this Agreement Proprietary Information means any and all information which is now or at any time hereafter in the possession of MSU and which relates to the Product, including without limitation data, know-how, formula, processes, designs, photographs, drawings, specifications, software programs and samples and any other material bearing or incorporating any information relating to the Product.

2.       UNDERTAKINGS OF THE RECIPIENT

         2.1 In consideration of MSU disclosing information relating to the Product to the Recipient, the Recipient hereby undertakes

                 2.1.1 to use all Proprietary Information so disclosed exclusively for the purpose of evaluation or any license granted in respect of the Product, and;

                 2.1.2 to maintain confidential or Proprietary Information that it may require in any manner;

                 and it will accordingly not directly or indirectly use or disclose any of the Proprietary Information in whole or in part save for the purposes of and in accordance with this Agreement.

3.       EXCEPTIONS

         3.1 The foregoing restrictions on the Recipient shall not apply to any Proprietary Information which:

                 3.1.1 the Recipient can prove by documentary evidence produced to MSU within 28 days of disclosure that such Proprietary Information was already in the possession of the Recipient and at its free disposal before the disclosure to the Recipient;

                 3.1.2 is hereafter disclosed to the Recipient without any obligations of confidence by a third party who has not derived it directly or indirectly from MSU;

                 3.1.3 is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the Recipient or the Recipient's agents or employees.

4.       INCLUSIONS

         4.1 Without prejudice to the generality of clause 3.1.3 information shall not be deemed to be generally available to the public by reason only that it is known to only a few of those people to whom it might be of commercial interest, and a combination of two or more portions of the Proprietary Information shall not be deemed to be generally available to the public by reason only of each separation being so available.

5.       CONFIDENTIALITY MEASURES

         5.1 To secure the confidentiality attaching to the Proprietary Information the Recipient shall:

                 5.1.1 keep separate all Proprietary Information and all information generated by the Recipient based thereon from all documents and other records of the Recipient;

                 5.1.2 keep all documents and other materials bearing or incorporating any of the Proprietary Information at the usual place of business of the Recipient, namely

                 5.1.3 not use, reproduce, transform, or store any of the Proprietary Information in any externally accessible computer or electronic information retrieval system or transmit it in any form or by any means whatsoever outside of its usual place of business;

                 5.1.4 allow access to the proprietary exclusively to those employees of the Recipient who have reasonable need to see and use it for the purposes of its evaluation by the Recipient and shall inform each of the said employees of the confidential nature of the Proprietary Information and of the obligations on the Recipient in respect thereof;

                 5.1.5 wherever reasonably practicable obtain a written statement from each of its employees having access to the Proprietary Information undertaking to maintain the same confidential and shall take such steps as may be reasonably desirable to enforce such obligations.

                 5.1.6 make copies of the Proprietary Information only to the extent that the same is strictly required for the purposes of any license granted to the Recipient;

                 5.1.7 on request of MSU made at any time shall deliver up to MSU all documents and other material in the possession custody or control of the Recipient that bear or incorporate any part of the Proprietary Information.

6.       GOVERNING LAW

         6.1 The construction validity and performance of this Agreement shall be governed by English law.

SIGNED
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SIGNED
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                 MSU (UK) LIMITED